UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 2, 2012 (March 30, 2012)

Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02 – Unregistered Sales of Equity Securities.

As referenced in Item 8.01 below, an affiliate of Rock Gaming LLC (“Rock”) is purchasing up to 12,310.162 shares of common stock, $0.001 par value (the “Shares”), in Caesars Interactive Entertainment, Inc. (“CIE”), a subsidiary of Caesars Entertainment Corporation (the “Registrant”) for $60,800,000 in cash. Additionally, Rock was granted an option to purchase an additional 3,140.3474 shares of CIE common stock for $19,200,000. The shares are being sold without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration under Sections 4(2). The information set forth under Item 8.01 below is incorporated by reference into this Item 3.02.

Section 8 – Other Events

Item 8.01 – Other Events.

On March 30, 2012, Rock and CIE entered in a subscription agreement pursuant to which Rock purchased 6,155.0810 shares of CIE common stock for $30,400,000 in cash, and agreed to purchase an additional 6,155.0810 shares of CIE common stock for an additional $30,400,000 on or before July 2, 2012. If Rock purchases the entire 12,310.162 shares of CIE common stock pursuant to the terms of the subscription agreement, then Rock has the option to purchase an additional 3,140.3474 shares of CIE common stock for $19,200,000 in cash, which option mush be exercised on or before November 15, 2012.

In December 2010, a subsidiary of the Registrant formed a joint venture, Rock Ohio Caesars LLC, with an affiliate of Rock, to pursue casino developments in Cincinnati and Cleveland. A subsidiary of the Registrant has a minority investment in the venture and will manage the two casinos, Horseshoe Cleveland and Horseshoe Cincinnati, being developed by the venture, which are expected to open in May 2012 and the second quarter of 2013, respectively.

In addition, in September 2011, a subsidiary of the Registrant filed an application with the State of Maryland for the license to operate a video lottery terminal facility in the City of Baltimore. The application was filed on behalf of a venture that includes the Registrant as the lead investor and facility manager, and includes an affiliate of Rock as one of the investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: April 2, 2012	By:	/S/ MICHAEL D. COHEN
Michael D. Cohen
Senior Vice President, Deputy General Counsel and Corporate Secretary